SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No.         )

Filed by Registrant X
Filed by a Party other than the Registrant
Check the appropriate box:
   Preliminary Proxy Statement
   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
X  Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMERSON RADIO CORP.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
X    No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total Fee Paid

     Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No:

     (3)  Date Filed:

                               EMERSON RADIO CORP.
                                 Nine Entin Road
                                  P.O. Box 430
                        Parsippany, New Jersey 07054-0430



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 28, 1999

      As a stockholder of Emerson Radio Corp. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at Bent Tree Country Club, 5201 Westgrove Drive, Dallas, Texas 75248, on Thursday, January 28, 1999 at 2 p.m. (Central Standard Time), for the following purposes:

     1.   To elect five directors for a one-year term; and

     2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on December 15, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books of the Company will not be closed.

      You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, management desires to have the maximum representation at the meeting and respectfully requests that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.


                                   By Order of the Board of Directors


                                   ELIZABETH J. CALIANESE,
                                   Vice President-Human Resources
                                   and Secretary


Parsippany, New Jersey
December 17, 1998

                             YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
              ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                               EMERSON RADIO CORP.

                                PROXY STATEMENT


                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD JANUARY  28, 1999


To Our Stockholders:

      This Proxy Statement is furnished to stockholders of Emerson Radio Corp. (the "Company" or "Emerson") for use at the Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment or adjournments thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the back side of the proxy card. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on December 15, 1998 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is December 18, 1998.

                VOTING PROCEDURES AND REVOCABILITY OF PROXIES

      The accompanying proxy card is designed to permit each stockholder of record at the close of business on December 15, 1998 to vote in the election of directors. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for the nominees for the Board of Directors. The election of directors will be decided by a plurality vote.

      The holders of a majority of the outstanding shares of common stock, par value $.01 per share (the "Common Stock") entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker nonvote will have no effect on the outcome of the election of directors. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

      When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Geoffrey P. Jurick and John P. Walker. A stockholder desiring to name another person as his or her proxy may do so by crossing out the name of the designated proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

      If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the five nominees for director and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment(s). Valid proxies will be voted at the Annual Meeting and at any adjournment in the manner specified.

     Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.

      The total issued and outstanding capital stock of the Company as of December 15, 1998 consisted of 48,557,715 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                              ELECTION OF DIRECTORS

      Five directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote. All nominees named below, other than Stephen H. Goodman, are members of the present Board of Directors of the Company. All nominees have consented to serve if elected. If any nominee becomes unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Management has no reason to believe that any of the nominees named below will be unable to serve.

     Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice to the Secretary of the Company at its corporate offices in Parsippany, New Jersey. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee;
(c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such recommendation must be accompanied by a written statement from the individual giving his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

      The nominees named below were nominated for election to the Board of Directors of the Company by the current Board of Directors. All nominees, other than Mr. Goodman, are currently directors of the Company. The name, age (as of December 17, 1998), business experience and public directorships of each nominee for director are as follows:

                         YEAR
                         FIRST
                         BE-
                         CAME
                         DIREC-
NAME                AGE  TOR   PRINCIPAL OCCUPATION OR EMPLOYMENT (1)

Geoffrey P. Jurick  57   1990  Chairman of the Board, Chief Executive Officer
                               and President of the Company(2)(7)

Peter G. Bunger     58   1992  Consultant(3)(7)

Jerome H. Farnum    63   1992  Consultant(4)(7)

Stephen H. Goodman  54   1998  President, Chief Executive Officer
                               of The Singer Group, N.V.(5)

Raymond L. Steele   63   1992  Director(6)(7)


(1) Each of the nominees has held the position listed, or a similar position with the same or an affiliated organization, for at least the last five years, except as otherwise noted herein.

(2) Geoffrey P. Jurick Chief Executive Officer since July 1992, Chairman since December 1993 and President from July 1993 to October 1994 and since April 1997. From March 1990 until approximately 1994, he was President and Director of Fidenas Investment Limited. Since December 1993, Mr. Jurick has served as a Director of Fidenas International Limited, L.L.C. and its predecessor ("FIN") and, since May 1994, as an officer and general manager of Fidenas International. Mr. Jurick has served as a Director, Chairman and Chief Executive Officer of GSE Multimedia Technologies Corporation ("GSE"), which is traded in the over-the-counter market, since May 1994. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd. ("Elision"). For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies ("Fidenas Group"), whose activities encompass merchant banking, investment banking, investment management, and corporate development. Since December 1996, Mr. Jurick has served as a Director and Chairman of the Board and since January 23, 1997 as Chief Executive Officer of Sport Supply Group, Inc. ("SSG"), whose securities are traded on the New York Stock Exchange. The Company beneficially owns approximately 39% of the outstanding common shares of SSG. See - "Certain Relationships and Related Transactions."

(3) Peter G. Bunger Presently, he is a consultant with Savarina AG. Since October 1992, Mr. Bunger has served as Director of Savarina AG, engaged in the business of portfolio management monitoring in Zurich, Switzerland, and since 1992, as Director of ISCS, a computer software company. Since December 1996, Mr. Bunger has served as a Director of SSG. See - "Certain Relationships and Related Transactions."

(4) Jerome H. Farnum Since July 1994, Mr. Farnum has been an independent consultant. From 1979 until 1994, Mr. Farnum served as a senior executive with several of the entities comprising the Fidenas Group, in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations, and financial affairs.

(5) Stephen H. Goodman Mr. Goodman is a new candidate for election as Director. Since January, 1998 he has been President, Chief Executive Officer and a Director of The Singer Company, N.V. ("Singer"), an international manufacturer and distributor of consumer and industrial sewing machines and a global retailer and distributor of other consumer durable product, the common stock of which is listed on the New York Stock Exchange. From March 1986 to December 1997, Mr. Goodman held a variety of positions with Bankers Trust Company, including Managing Director, Corporate Strategy, New York and Managing Director, Strategic Advisory and Mergers & Acquisitions Business, Asia. Mr. Goodman is a Director of Singer, a member of the Supervisory Board of GM Pfaff A.G., a Frankfurt Stock Exchange listed subsidiary of Singer, and is a director of a number of Singer affiliates and subsidiaries.

(6)  Raymond  L. Steele    Mr. Steele is a member of the Board of  Directors  of
Pharmhouse, Inc. (1991), Video Services Corp. (1997), ICH (1997), and
Dual Star Technologies (1998).

(7) On September 29, 1993, Emerson and five of its United States subsidiaries filed voluntary petitions for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code. On March 31, 1994, the United States Bankruptcy Court for the District of New Jersey entered an order confirming the Fourth Amended Joint Plan of Reorganization which became effective on that date. See "Certain Relationships and Related Transactions."


             THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
                EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth, as of December 15, 1998, the beneficial ownership of each current director, each nominee for director, each officer named in the Summary Compensation Table, the directors and executive officers as a group and each stockholder known to management of the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise indicated and based upon the Company's review of information as filed with the Securities and Exchange Commission ("SEC"), the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                       Percent
                                         Amount and Nature             of
Name and Address Of Beneficial Owners    of Beneficial Ownership (1)   Class

Geoffrey P. Jurick (2),(3)               29,752,642                    60.0%

Fidenas International Limited, L.L.C.    29,152,542                    58.8%
831 Route 10
Suite 38, #113
Whippany, NJ 07981 (2)

Oaktree Capital Management                3,483,135                     6.6%
550 South Hope St., 22nd Fl
Los Angeles, CA   90071 (7)

Marino Andriani (5)                          50,000                       *

Robert H. Brown, Jr. (4)**                   50,000                       *

Peter G. Bunger  (4)**                       25,000                       *

Elizabeth J. Calianese (5)                   20,000                       *

Stephen H. Goodman ***                            -                       *

Jerome H. Farnum (4)**                       25,000                       *

John J. Raab (5)                             50,000                       *

Raymond L. Steele (4)**                      50,000                       *

John P. Walker (5)                          200,000                       *

All Directors and Officers               30,222,642                     60.9%
as a group (11 persons) (6)


(*)   Less than one percent
(**) Director (All current nominees for director other than Robert H. Brown.) (***) Stephen H. Goodman is not a director, but nominee for director.

(1) Based on 48,557,715 shares of Common Stock outstanding as of December 15, 1998.

(2)  Consists  of  15,552,542, 1,600,000 and 12,000,000 shares of  Common  Stock which were held by FIN, Elision, and GSE, respectively. FIN is record holder of an additional 847,458 shares of Common Stock and formerly held such shares as nominee. The nominee relationship has been terminated and FIN and Mr. Jurick disclaim beneficial ownership of such additional shares.  Mr. Jurick indirectly owns,  through a controlled holding
     company, approximately 95% of FIN.   In addition, Mr. Jurick is the
     manager of FIN. FIN owns approximately 14.3% of Elision. Mr. Jurick indirectly owns, through certain holding companies and beneficial interests in affiliates, a controlling interest in each of GSE and
     Elision. In accordance with a Stipulation and Order of Settlement, dated June 11, 1996 (the "Settlement Agreement"), the shares of Common Stock held by Elision and GSE were transferred and registered in the name of FIN. All of the shares owned by FIN, GSE and Elision are subject to
     certain restrictions.   See - Certain Relationships and Related
     Transactions - Certain Outstanding Common Stock".

(3) Includes options, exercisable within 60 days, to purchase 600,000 shares of Common Stock.

(4)  Comprised of options issued pursuant to the Company's 1994 Non-Employee
     Director Stock Option Plan.  See      "Security Ownership of Certain
     Beneficial Owners and Management--Compensation of Directors."

(5) In July 1994, the Company granted stock options to purchase 200,000 shares of Common Stock to Mr. Walker exercisable at an exercise price of $1 per share. In November 1995, Mr. Raab was granted stock options to purchase 50,000 shares of Common Stock at an exercise price of $2.875 per share. In April 1996, Mr. Andriani was granted stock options to purchase 75,000 shares of Common Stock at an exercise price of $2.563 per share and in October 1996, Ms. Calianese was granted stock options to purchase 30,000 shares of Common Stock at an exercise price of $2.25 per share. In May
     1997, the options granted to Ms. Calianese were repriced to $1.00 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

(6) Includes 1,060,000 shares of Common Stock subject to unexercised stock options which are exercisable within 60 days under the Company's Stock Compensation Program. Does not include options to purchase an aggregate of 45,000 shares of Common Stock not currently exercisable within 60 days.

(7) Based on information set forth in Schedule 13D, dated May 22, 1998, filed with the SEC by Oaktree Capital Management LLC ("Oaktree"), Kenneth Grossman and OCM Principal Opportunities Fund, L.P., as amended by Amendment No. 1, dated December 15, 1998. Consists of common shares
     issuable   upon  conversion  of  the  owners'  holdings  of  the  Company's
     Debentures if such holdings were converted into shares of the Company's Common Stock. The percentage of beneficial ownership assumes that the common shares that would be issued upon conversion are outstanding.

BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors held eight formal meetings and acted by unanimous written consent three times during the fiscal year ended April 3, 1998, ("Fiscal 1998"). During Fiscal 1998, each member of the Board participated in at least 75% of all Board and committee meetings held during the period for which he served as a Director and/or committee member.

      During Fiscal 1998, the Board of Directors had an Audit Committee and a Compensation and Personnel Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

      AUDIT COMMITTEE. The Company's Audit Committee is presently comprised of Messrs. Brown (Chairman), Steele and Farnum. The Audit Committee recommends to the Board of Directors the appointment of a firm of certified public accountants to conduct audits of the Company's consolidated financial statements and monitors the performance of such firm, reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. During Fiscal 1998, the Audit Committee met two times and acted by unanimous written consent one time.

      COMPENSATION AND PERSONNEL COMMITTEE. The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown, Steele (Chairman), and Bunger, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During Fiscal 1998, the Compensation Committee met one time. See "Executive Compensation and Other Information - Report of Compensation and Personnel Committee."

     The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during Fiscal 1998. The functions customarily attributable to a nominating committee were performed by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS

      Directors of the Company who are employees do not receive compensation for serving on the Board. Non-employee Directors are paid $20,000 per annum and the Chairman of the Audit Committee receives an additional $10,000 per annum, payable in quarterly installments. Since as of March 1, 1998, Raymond L. Steele has received an additional $10,833 per month, payable in quarterly installments, for extensive services rendered as a Director and member of various Board committees.

          EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

      The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers of the Company. The "named executive officers" are the Company's Chief Executive Officer (the "CEO"), regardless of compensation level, and the four most highly compensated executive officers, other than the CEO, serving as such on April 3, 1998. Where a named executive officer has served during any part of Fiscal 1998, the disclosures reflect compensation for the full year in each of the periods presented. During Fiscal 1998, the Company changed its financial reporting year to a 52/53 week year ending on the Friday closest to March 31. Accordingly, the current fiscal year ended on April 3, 1998.

SUMMARY COMPENSATION TABLE

      The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to the named executives for services rendered in all capacities to the Company:


                                                  OTHER    SECURI-      ALL
                                                  ANNUAL   TIES         OTHER
NAME AND                                          COMPEN-  UNDER-       COMPEN-
PRINCIPAL            FISCAL                       SATION   LYING        SATION
POSITION (S)         YEAR    SALARY    BONUS      (1)      OPTIONS      (2)

GEOFFREY P. JURICK   1998    $321,407  $   -      $125,208      -       $8,215
CHAIRMAN OF  THE     1997     443,473   38,500     121,646      -        2,207
BOARD, CHIEF         1996     490,000  137,500     102,661      -        1,693
EXECUTIVE
OFFICER
AND PRESIDENT (3)

JOHN P. WALKER      1998      107,692   50,000           -      -        2,721
EXECUTIVE VICE      1997      179,166   40,000      18,816      -        7,089
PRESIDENT AND       1996      165,000   40,000      24,307      -        4,912
CHIEF FINANCIAL
OFFICER (4)

MARINO ANDRIANI     1998      385,000      -         8,400      -        6,033
PRESIDENT,          1997      387,100      -         9,808    75,000    11,237
EMERSON             1996       51,827      -         1,400      -            -
RADIO CONSUMER
PRODUCTS
CORPORATION(5)(6)

JOHN J. RAAB       1998       210,000      -         8,400      -        5,912
SENIOR VICE        1997       212,100      -         8,638      -       11,237
PRESIDENT-         1996       178,846      -         9,131     50,000    1,882
INTERNATIONAL
(5)

ELIZABETH J.
 CALIANESE         1998       102,503   10,000       8,400     30,000    1,687
VICE PRESIDENT-    1997        95,000     -          8,400     30,000    1,425
HUMAN RESOURCES,   1996        95,000    5,000       8,400      -        1,425
SECRETARY, AND
DEPUTY GENERAL
COUNSEL(5) (7)


(1) Consists of, for Fiscal 1998, 1997, 1996, respectively, (i) car allowance and auto expenses afforded to the listed Company executive officers, including $0, $13,063, $20,745 paid to Mr. Walker, $8,400, $8,400 and
     $1,400 to Mr. Andriani,   $8,400,  $8,400  and $8,400 to  Mr.  Raab  and
     Ms. Calianese, respectively, and (ii) relocation and temporary lodging expenses and associated tax gross-ups in the amount of $125,208, $120,573 and $102,661 for Mr. Jurick.

(2) Consists of the Company's contribution to its 401(k) employee savings plan, life insurance and disability insurance. Includes $7,170 in premiums paid in Fiscal 1998 for a life insurance policy for Mr. Jurick.

(3 ) Net of salary  reimbursements from SSG of $135,414 and  $46,527  for  Mr.
     Jurick in Fiscal 1998 and 1997, respectively. Pursuant to the Management Services Agreement between SSG and the Company (the "Management Services Agreement"), effective October 18, 1997, the Company reduced Mr. Jurick's salary by $80,000 and will no longer be reimbursed by SSG for a portion of Mr. Jurick's salary. See - "Certain Relationships and Related Transactions".

(4) Effective January 15, 1998, the Company no longer pays Mr. Walker's salary directly. However, pursuant to the Management Services Agreement by and between SSG and the Company, the Company began reimbursing SSG for Mr. Walker's salary and bonus that on an annualized basis is equivalent to
     $100,000 and $50,000 respectively during Fiscal 1998. See - " Certain Relationships and Related Transactions".

(5) In November 1995, Mr. Raab was granted a stock option to purchase 50,000 shares of common stock at an exercise price of $2.875 per share. In April 1996, Mr. Andriani was granted a stock option to purchase 75,000 shares of common stock at an exercise price of $2.563 per share and in October 1996, Ms. Calianese was granted a stock option to purchase 30,000 shares of common stock at an exercise price of $2.25 per share. Ms. Calianese's options were repriced in May 1997 to $1.00 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

(6)  Mr. Andriani became an executive officer of the Company in February 1996.

(7) Options to acquire 30,000 shares of Common Stock granted to Ms. Calianese in prior fiscal years were repriced during Fiscal 1998 and are, therefore, reported as compensation in Fiscal 1998. See "Board Report on Option Repricing".

OPTION GRANTS DURING 1998 FISCAL YEAR

There were no options granted to the named executives identified in the Summary Compensation Table.

OPTION EXERCISES  AND HOLDINGS

The following table provides information related to options exercised by the named executive officers during Fiscal 1998 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

  Option Exercises During 1998 Fiscal Year and Fiscal Year - End Option Values


                                             NUMBER OF
                                             SECURITIES
                                             UNDERLYING         VALUE OF
                                             UNEXERCISED        UNEXERCISED
                                             OPTIONS/           IN-THE-MONEY
                            SHARES           SARs               OPTIONS/SARs
                            ACQUIRED  VALUE  AT FY-END          AT FY-END
                            ON        REAL-  (#)                ($)(1)
                            EXERCISE  IZED   EXERCISABLE/       EXERCISABLE/
NAME                        (#)       ($)    UNEXERCISABLE      UNEXERCISABLE

Geoffrey P. Jurick          ---       ---         600,000/0     $    0/$    0
John P. Walker              ---       ---         200,000/0     $    0/$    0
Marino Andriani             ---       ---     50,000/25,000     $    0/$    0
John J. Raab                ---       ---          50,000/0     $    0/$    0
Elizabeth J. Calianese      ---       ---     20,000/10,000     $    0/$    0


(1) The closing price for the Company's Common Stock as reported by the American Stock Exchange on April 3, 1998 was $ .44. Value is calculated on the basis of the difference between the closing price and the option exercise price of "in the money" options, multiplied by the number of shares of Common Stock underlying the option.

BOARD REPORT ON OPTION REPRICING

     The Board believes that the Company has taken constructive steps to improve its performance and believes that hiring and retaining key employees is central to implementing these measures. In furtherance of these goals, in May 1997, the Board reduced the per share exercise price of options previously granted to Ms. Calianese. The Board concluded that Ms. Calianese's eight years of continuing service as an executive of the Company and her experience as Deputy General Counsel were basis for repricing of options granted to her. On May 13, 1997, the price of the options was reduced from $2.25 per share to $1.00. The closing sales price of the Company's Common Stock on May 13, 1997, as reported by the American Stock Exchange, was $.438. No other provisions of this option were altered.

      In accordance with the rules of the SEC, this Option Repricing Report of the Board of Directors is not intended to be "filed" or "soliciting Material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated into any other filing by the Company with the SEC.

      The following table summarizes certain information concerning the repricing of options to buy the Company's Common Stock held by all executive officers:

                            TEN YEAR OPTION REPRICING

                                                                     LENGTH
                                                                     OF
                                                                     ORIGINAL
                          NUMBER                                     OPTION
                          OF           MARKET                        TERM
                          SECURITIES   PRICE                         REMAIN-
                          UNDER-       OF          EXCERCISE  NEW    ING
                          LYING        STOCK AT    PRICE AT   EXER-  AT
              DATE OF     OPTIONS      TIME OF     TIME OF    CISE   DATE OF
NAME          REPRICING   REPRICED     REPRICING   REPRICING  PRICE  REPRICING

ELIZABETH J.
CALIANESE     05/13/97    30,000       $ 0.438     $2.25      $1.00   N/A



COMPENSATION AND PERSONNEL
COMMITTEE                                      BOARD OF DIRECTORS

Robert H. Brown, Jr.                           Geoffrey P. Jurick
Peter G. Bunger                                Robert H. Brown, Jr.
Raymond L. Steele                              Peter G. Bunger
                                               Jerome H. Farnum
                                               Raymond L. Steele


CERTAIN EMPLOYMENT CONTRACTS

      On August 13, 1992, Geoffrey P. Jurick, Chairman, Chief Executive Officer and President of the Company, entered into five-year employment agreements ("Jurick Employment Agreements") with the Company and two of its wholly-owned subsidiaries, Emerson Radio (Hong Kong) Ltd. and Emerson Radio International Ltd. (formerly Emerson Radio (B.V.I.) Ltd.) (hereinafter, collectively the "Companies"). As of April 1, 1995, the Jurick Employment Agreements provided for an aggregate annual compensation of $490,000. In addition to his base salary, the Jurick Employment Agreements provide that Mr. Jurick is entitled to an annual bonus upon recommendation by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors. By letter agreement dated April 16, 1997, the terms of the Jurick Employment Agreements were extended until March 31, 2000. However, pursuant to the Settlement Agreement, Mr. Jurick's cash compensation from the Company and all subsidiaries and affiliates is limited to a total of $750,000 annually until the Settlement Amount, as defined therein, is paid. See "Certain Relationships and Related Transactions." Effective October 18, 1997, Mr. Jurick's employment agreement with the Company (but not the wholly-owned subsidiaries) was amended and Mr. Jurick's annual salary under the Jurick Employment Agreements was reduced to $410,000. Pursuant to the Management Services Agreement, SSG reimbursed the Company for $135,414 and $46,527 in salary payments made to Mr. Jurick in Fiscal 1998 and 1997 respectively, for the benefit of SSG. The Management Services Agreement was amended as of October 18, 1997 to provide that SSG will no longer reimburse the Company for any of Mr. Jurick's salary payments, but will pay Mr. Jurick directly.

      Subject to certain conditions, each of the Jurick Employment Agreements grants to Mr. Jurick severance benefits, through expiration of the respective terms of each of such agreements, commensurate with Mr. Jurick's base salary, in the event that his employment with the Companies terminates due to permanent disability, without cause or as a result of constructive discharge (as defined therein). In the event that Mr. Jurick's employment with the Companies terminates due to termination for "cause", because Mr. Jurick unilaterally terminates the agreements or for reasons other than constructive discharge or permanent disability, Mr. Jurick shall only be entitled to base salary earned through the applicable date of termination. If Mr. Jurick was terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after April 3, 1998, based on the terms of the employment contract, would be $823,000. However, the estimated amounts to be paid is subject to certain limitations under the Settlement Agreement.

      As of April 1, 1994, John P. Walker, Executive Vice President and Chief Financial Officer, entered into a three-year employment agreement with the Company providing for an annual compensation of $165,000 as of April 1, 1995 and increased to $210,000 effective April 1, 1996 ("Walker Employment Agreement"). Effective January 15, 1998, the Walker Employment Agreement was terminated and the Management Services Agreement with SSG was amended to provide that the Company will reimburse SSG for a portion of Mr. Walker's salary and bonus, if any, thus reducing that portion paid directly by the Company to Mr. Walker to $0.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown, Steele, and Bunger, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board.

      Geoffrey P. Jurick serves as Chairman of the Board and Chief Executive Officer of the Company and SSG. John P. Walker serves as Executive Vice President and Chief Financial Officer of the Company and as President, Chief Operating Officer and Chief Financial Officer of SSG. Mr. Walker is also a Director of SSG. Mr. Bunger, who is a Director of the Company and SSG, serves on the Compensation Committees of the Company and SSG. Geoffrey Jurick was also a member of the Company's Board of Directors during Fiscal 1998 and participated in deliberations concerning executive officer compensation.

REPORT OF COMPENSATION AND PERSONNEL COMMITTEE

      The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee"), which contains two independent non-employee Directors, oversees the Company's executive compensation strategy. The strategy is implemented through policies designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Compensation Committee reviews, on an ongoing basis, all aspects of executive compensation.

      The Compensation Committee's executive compensation policies support the following objectives:

      The reinforcement of management's concern for enhancing stockholder value.

      The attraction and retention of qualified executives.

      The   provision   of  competitive  compensation  opportunities   for
      exceptional performance.

      The basic elements of the Company's executive compensation strategy are:

           BASE SALARY. Base salaries for the executive managers of the Company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews each executive's base salary on an annual basis. In determining salary adjustments, the Compensation Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's position, experience, skills, potential for advancement, responsibility, and current salary in relation to the expected level of pay for the position. The Compensation Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

           ANNUAL INCENTIVE COMPENSATION. At the beginning of each year, the Board of Directors establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base.

           LONG-TERM INCENTIVE COMPENSATION. The Company's long-term incentive compensation for management and employees consists of the 1994 Stock Compensation Program.

      The Compensation Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock.

       The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in the Company's stock. The Compensation Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Mr. Geoffrey P. Jurick is the Chief Executive Officer, Chairman of the Board of Directors and President of the Company. The Compensation Committee considered the Company's results in all aspects of its business, and the terms of his employment agreement with the Company, in its review of Mr. Jurick's performance during Fiscal 1998.

      Mr. Jurick's annual compensation, comprised of annual base salary of $411,600, is consistent with the Committee's targeted annual compensation level and with the limitations established by the Settlement Agreement (See - "Certain Relationships and Related Transactions - Certain Outstanding Common Stock"). Mr. Jurick reduced his salary by $80,000 in Fiscal 1998 as a result of SSG paying Mr. Jurick directly.

POLICY ON QUALIFYING COMPENSATION

      Section  162(m)  of  the Internal Revenue Code of 1986,  as  amended  (the
"Code"), for tax years beginning on or after January 1, 1994, provides that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not, among other requirements, "performance based," as defined in Section 162(m). None of the named individuals received compensation in excess of $1 million during Fiscal 1998, 1997 or 1996. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

                      COMPENSATION AND PERSONNEL COMMITTEE

                         Raymond L. Steele, Chairman
                         Robert H. Brown, Jr.
                         Peter G. Bunger

      The foregoing report of the Compensation and Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.


                      COMPARISON OF CUMULATIVE TOTAL RETURN


PERFORMANCE GRAPH

                 The graph below compares the cumulative total stockholders' return on the Company's Common Stock for the period December 22, 1994 (the date on which the Company's Common Stock began trading on the American Stock
Exchange) to April 3, 1998, with the cumulative total return over the same period of the American Stock Exchange and a peer group of companies selected by the Company for purposes of comparison, which includes Cobra Electronics Corp., Matsushita Electric Industrial Co. Ltd., Philips Electronics N.V., Sony Corp. and Zenith Electronics Corp. The peer group assumes the investment of $100 in the Company's Common Stock, on December 22, 1994 and reinvestment of all dividends. The information in the graph was provided by Media General Financial Services ("MGFS"). The comparison of the returns are as follows:


                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      EMERSON RADIO CORP., PEER GROUP INDEX
                             AND BROAD MARKET INDEX

                                         FISCAL YEAR ENDING
COMPANY/INDEX/MARKET     1994       1995         1996     1997        1998

Emerson  Radio  Corp.    100        135.14       110.81   45.95        18.92
Peer  Group Index        100        103.95       114.52   141.47      142.79
NASDAQ Market Index      100        102.95       138.47   154.92      234.12


The Customer Selected Stock List is made up of the following securities:

COBRA ELECTRONICS CORP.
MATSUSHITA ELEC IND CO
PHILIPS ELECTRONICS NV
SONY CORP
ZENITH ELECTRONICS CORP.

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the graph by reference.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPORT SUPPLY GROUP, INC.

     On August 1, 1996, the Company and Emerson Radio (Hong Kong) LTD. ("Emerson HK"), filed a Schedule 13D with the SEC. Pursuant to the Schedule 13D, Emerson HK reported that it acquired 669,500 shares of SSG's Common Stock (the "Initial Shares").

      On December 10, 1996, the Company acquired directly from SSG (i) an additional 1,600,000 shares of newly-issued SSG Common Stock (the "New Shares") for an aggregate consideration of $11,500,000, or approximately $7.19 per share, and (ii) 5-year warrants to acquire an additional 1,000,000 shares of SSG Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments (the "Emerson Warrants") for an aggregate consideration of $500,000 ("Emerson Agreement").

      Prior to the exercise of any of the Emerson Warrants, the Company and Emerson HK own approximately 30% of the issued and outstanding shares of SSG Common Stock. If all of the Emerson Warrants are exercised by the Company, the Company will own approximately 39% of the issued and outstanding shares of SSG Common Stock.

      Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement"), SSG granted to the Company and Emerson HK certain demand and incidental registration rights with respect to the resale of the shares of SSG Common Stock they own, as well as on the exercise and resale of the shares of SSG Common Stock the Company may acquire under the Warrant Agreement governing the Emerson Warrants.

      The  total  consideration  paid by the Company  pursuant  to  the  Emerson
Agreement was $12 million, of which $11,500,000 was attributable to the 1,600,000 New Shares and $500,000 was attributable to the Emerson Warrants. The $12,000,000 purchase price was borrowed by the Company from Congress Financial Corporation ("Congress"), the Company's United States senior secured lender, under the terms of the Company's existing credit facility and in accordance with the terms of the consent obtained from Congress. Pursuant to a Pledge and Security Agreement as amended, the Company has pledged to Congress 500,000 of the New Shares together with all proceeds thereof and all dividends and other income and distributions thereon or with respect thereto and all rights of the Company to have such New Shares registered under the Registration Rights Agreement.

      Pursuant to the Emerson Agreement, SSG also caused a majority of the members of its Board of Directors to consist of the Company's designees. SSG's Board of Directors now includes the following people that are associated with the Company: Geoffrey P. Jurick, Director, Chairman, and Chief Executive Officer of Emerson and SSG; John P. Walker, Executive Vice President and Chief Financial Officer of Emerson and President, Director, Chief Operating Officer and Chief Financial Officer of SSG; and Peter G. Bunger, a Director of both companies and member of the Compensation Committee of each Company. Mr. Jurick has employment agreements with the Company and SSG. Messrs. Jurick and Walker split their time between the two companies.

MANAGEMENT SERVICES AGREEMENT

      During Fiscal 1997, SSG and the Company entered into a Management Services Agreement, which was amended in Fiscal 1998, in an effort to utilize SSG's excess capacity and to enable the Company to reduce certain costs. The Management Services Agreement implements a program whereby SSG performs certain services for the Company in exchange for a fee. The services include payroll, banking, computer/management information systems, payables processing, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. During Fiscal 1998, SSG also reimbursed the Company for the sharing of certain employees. The Management Services Agreement may be terminated by either party upon sixty (60) days' prior notice. Termination of the Management Services Agreement could have a material adverse effect on the Company and its results of operations. The Company was billed $272,000 and $3,000 for services provided with respect to the above mentioned agreement during Fiscal 1998 and 1997 respectively. Effective October 18, 1997, SSG began paying Mr. Jurick directly for his services. Effective January 15, 1998, the Company began reimbursing SSG for base salary and bonus paid to Mr. Walker for the Company's benefit in lieu of paying Mr. Walker directly. The Company billed SSG approximately $135,000 and $47,000 towards Mr. Jurick's salary during Fiscal 1998 and 1997 respectively. The Company owed SSG approximately $57,000 for services as of April 3, 1998.

CERTAIN OUTSTANDING COMMON STOCK

     Pursuant to the Company's bankruptcy restructuring plans on March 31, 1994, 30 million shares of the Company's Common Stock were issued to GSE Multimedia Technologies Corporation ("GSE"), Fidenas International Limited, L.L.C. ("FIN") and Elision International, Inc. ("Elision"). GSE, FIN and Elision (the "Affiliated Entities") are all affiliates of Geoffrey P. Jurick, the Company's Chairman of the Board, Chief Executive Officer and President. On June 11, 1996, a Stipulation of Settlement and Order (the "Settlement Agreement") was executed in proceedings before the United States District Court for the District of New Jersey, which settles various legal proceedings in Switzerland, the Bahamas and the United States. The Settlement Agreement provides for, among other things, the payment by Mr. Jurick and his Affiliated Entities of $49.5 million to various claimants of Mr. Jurick and the Affiliated Entities (the "Creditors"), to be paid from the proceeds of the sale of certain of the 29.2 million shares of Emerson common stock (the "Settlement Shares") owned by the Affiliated Entities. In addition, Mr. Jurick is to be paid the sum of $3.5 million from the sale of the Settlement Shares. The Settlement Shares are to be sold over an indeterminate period of time by a financial advisor, TM Capital (the "Advisor") pursuant to marketing plan taking into consideration (i) the interests of Emerson's minority stockholders, and (ii) the goal of generating sufficient proceeds to pay the Creditors and Mr. Jurick as quickly as possible. The Settlement Shares have been divided into two pools. The Pool A Shares currently consist of 15.3 million shares of Emerson's common stock. The Pool B Shares currently consist of the number of Emerson shares with respect to which Mr. Jurick must retain beneficial ownership of voting power to avoid an event of default arising out of a change of control pursuant to the terms of the Company's Loan and Security agreement with a U.S. financial institution (the "Lender") and/or the Indenture governing the Company's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"). Sales of the Settlement Shares may be made pursuant to a registered offering if the sales price is not less than 90% of the average of the three most recent closing prices (the "Average Closing Price"), or, other than in a registered offering, of up to 1% per quarter of the Emerson common stock outstanding, if the sales price is not less than 90% of the Average Closing Price. Any other attempted sales are subject to the consent of the Company, Mr. Jurick, the Creditors, and, if necessary, the United States District Court in Newark, New Jersey.

           All of the Settlement Shares secure payment of the $49.5 million owed to the Creditors on a first priority basis. Any Creditor may apply to the Court for an order to terminate the Settlement Agreement if certain events occur. Such events include, without limitation, delisting of the Settlement Shares from a national securities exchange or a determination that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be achieved. In November 1997, Petra Stelling and Barclays Bank filed a motion with the Court for an order (i) terminating the Settlement Agreement on the ground that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be accomplished, and (ii) granting the Creditors authorization to exercise all the rights and remedies provided by the Settlement and Pledge Agreements in the event of termination including authorizing the Collateral Agent to sell the Emerson Shares to fund payment of the Settlement Amount and to vote the Emerson Shares pending such sale, directing the entry and release of the Consent Judgments, authorizing Petra Stelling to enforce the Swiss Judgment and for such other relief as the Court deems appropriate. The Company and Mr. Jurick responded, the Creditors replied and hearings were held in April and July 1998. No decision has been rendered by the Court. The Company has been advised through the filing by Oaktree, and certain affiliated entities, of a Schedule 13D, dated May 22, 1998, as amended by Amendment No. 1, dated December 15, 1998 ("Schedule 13D"), that Oaktree has made a proposal to the Creditors to purchase the Settlement Shares, subject to certain conditions. The Schedule 13D also states that the Creditors have advised Oaktree that they will recommend to the Court that Oaktree be permitted to commence a due diligence investigation of the Company as contemplated by the proposal and have indicated their support of the proposal.

      If the Court enters an order terminating the Settlement Agreement, the Creditors may take any action permitted by law to execute the Consent Judgments given to them in connection with the Settlement Agreement to collect the unpaid balance (including, without limitation, foreclosing on the Settlement Shares). If the Creditors foreclose on the Settlement Shares and such foreclosure results in a change of control (as defined in the Senior Secured Credit Facility), such foreclosure will be deemed an event of default under the Company's Senior Secured Credit Facility entitling the holders to accelerate payment of such indebtedness. In addition, if a change of control (as defined in the Indenture governing the Debentures) occurs, each of the holders of the Debentures, subject to the right of the Senior Secured Creditors to impose a 120 day payment block, has the right to require the Company to repurchase its Debentures at the par value thereof plus accrued but unpaid interest. Such repurchases may have a material adverse effect on the Company's future business activities.

      In 1994, Petra and Donald Stelling ("the Stellings"), two of the Creditors filed a complaint with the Swiss Authorities alleging that Messrs. Jurick and Jerome H. Farnum ("Farnum"), directors of the Company, had conducted banking operations in Switzerland without appropriate licenses and that Messrs. Jurick, Farnum, and Peter G. Bunger ("Bunger"), also a director of the Company, engaged in improper activities in the financing of the Plan of Reorganization. Although, as part of the settlement discussed herein, the Stellings and other affected parties requested the discontinuance of the criminal investigations of these individuals, the matter is presently pending before a Swiss Court.
No trial date has been scheduled to date. The Federal Banking Commission of Switzerland previously issued a decree purporting to determine that certain entities affiliated with Messrs. Jurick and Farnum were subject to Swiss banking laws and had engaged in banking activities without a license.

FUTURE TRANSACTIONS AND LOANS

      The Company has adopted a policy that all future affiliated transactions and loans will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Officers, Directors and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended April 3, 1998, its officers, Directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the Company's equity securities.

                              STOCKHOLDER PROPOSALS

      A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by August 19, 1999 will be included in the Company's proxy statement and form of proxy for that meeting. If a stockholder desires to bring a proposal before the next annual meeting and such proposal is not timely submitted for inclusion in the Company's proxy statement, the proposal must be received by the Company no later than November 1, 1999.

                PERSONS MAKING THE SOLICITATION

      The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock. The Company has retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the solicitation will be approximately $20,000 plus out-of-pocket expenses.


                 INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                         OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.


                              FINANCIAL STATEMENTS

     The Company will provide a copy of the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1998 (exclusive of exhibits), without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person. Requests should be directed to Investor Relations (Attention: Elizabeth J. Calianese, Vice President-Human Resources and Secretary), Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054.

                              By Order of the Board of Directors,



                              ELIZABETH J. CALIANESE
                              Vice President-Human Resources
                              and Secretary

December 17,  1998


                               EMERSON RADIO CORP.

                 Board of Directors Proxy for the Annual Meeting
      of Stockholders at 2:00 p.m. (local time), Thursday, January 28, 1999
                             Bent Tree Country Club
                              5201 Westgrove Drive
                               Dallas, Texas 75248

      The undersigned Stockholder of Emerson Radio Corp. (the "Company") hereby appoints Geoffrey P. Jurick and John P. Walker, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above stated Annual Meeting and at any adjournment(s) thereof.

                           (Continued on reverse side)
-----------------------------------------------------------------------

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                               EMERSON RADIO CORP.

                                JANUARY 28, 1999


                 Please Detach and Mail in the Envelope Provided

       X
Please mark your
votes as in this
example.

                   FOR all nominees listed      WITHHOLD AUTHORITY
                   at right (except as          to vote for all nominees
                   provided to the contrary     at right
                   below)

1.   To elect five                                           Nominees:
     directors for a                                         Geoffrey P. Jurick
     one-year term                                           Peter G. Bunger
                                                             Stephen H. Goodman
                                                             Raymond L. Steele
                                                             Jerome H. Farnum



INSTRUCTIONS:   To withhold authority to vote for any individual nominee,  write that nominee's name in the space provided below:


2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company's 1998 Annual Report and Notice of Meeting and Proxy Statement, dated December 17, 1998, is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

PLEASE SIGN, DATE AND MAIL TODAY.


SIGNATURE______________________________________  DATE _________________________

SIGNATURE______________________________________  DATE _________________________
                    IF HELD JOINTLY

NOTE:   (Joint  owners  must EACH sign.  Please sign  EXACTLY  as  your  name(s)
appear(s)   on  this  card.   When  signing  as  attorney,  trustee,   executor,
administrator, guardian or corporate officer, please give your FULL title.)